Exhibit 99.1

Company Contact:

Dan Johnston

Chief Financial Officer

314-678-6007

Investor Contact:

EVC Group, Inc.

Doug Sherk & Gregory Gin

415-896-6820 / 646-445-4801

Media Contact:

Rick Green

Stereotaxis, Inc.

314-678-6172

Stereotaxis Reports First Quarter 2011 Financial Results

-Strong Growth in Odyssey New Capital Orders and Revenue from Year Ago Period-

-Recurring Revenues up 10.3% from Year Ago Quarter-

-Key Product Advancements to be Introduced at Heart Rhythm Society's Annual Meeting-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, May 2, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the first quarter ended March 31, 2011.  First quarter results included continued strong momentum in new capital orders and revenue for the Company’s OdysseyTM systems and growth in recurring revenue.  In addition, the Company announced that its new Stereotaxis EpochTM platform, which enhances the efficiency and versatility of the Niobe system, will be unveiled at the Heart Rhythm Society's (HRS) 32nd Annual Scientific Sessions in San Francisco during May 5-7, 2011.

Revenue for the first quarter 2011 totaled $10.2 million, compared to $10.6 million in the first quarter 2010.  The Company recognized revenue of $1.4 million in Niobe® robotic systems.   As the Company previously announced, installation delays due to production constraints with one of its imaging partners impacted revenue growth during the first quarter 2011.  Odyssey systems revenue in the first quarter totaled $2.7 million, compared to $0.8 million in the first quarter 2010.  Disposables, services and accessories revenue for the quarter ended March 31, 2011 was $5.9 million, up 10.3% from the year-ago quarter.

“The continued strong momentum for Odyssey in the first quarter reflects the growing market demand from both standard and robotic electrophysiology (EP) labs for this unique data integration and clinical networking platform,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis.  “We remain focused on establishing our Niobe robotic platform as a new standard of care for EP interventional medicine, and will introduce at the upcoming HRS annual meeting our Stereotaxis Epoch solutions system that we believe dramatically enhances efficiency and versatility of robotic interventional procedures while offering improved safety and efficacy over manual treatments.  In addition, we continue to expect resolution of our imaging partner’s supply issue that impacted first quarter installations will be completed in the second quarter 2011.”

The Company generated global new capital orders in the first quarter 2011 of $7.1 million, compared to $7.2 million in capital orders placed during the first quarter 2010.  Global orders for the Niobe robotic system in the first quarter 2011 totaled $4.6 million, compared to $5.7 million in Niobe orders reported in the year ago quarter.  Odyssey system orders in the first quarter 2011 were $2.5 million, up 66.7% from the $1.5 million in Odyssey orders in the year ago quarter.  New capital orders from North America were $3.3 million, or 47% of total orders in the first quarter of 2011.

Product Advancements to be Featured at Heart Rhythm Society's 32nd Annual Scientific Sessions

Stereotaxis announced that its new Stereotaxis EpochTM platform, which enhances the efficiency and versatility of the Niobe system, will be unveiled at the Heart Rhythm Society's (HRS) 32nd Annual Scientific Sessions in San Francisco during May 5-7, 2011.  The Stereotaxis Epoch solution is designed to meet the broad range of clinical needs physicians face today and in the future.  Building on the strength of Magnetic Navigation's exceptional safety profile and significant radiation reduction, the Epoch platform features the latest technological breakthroughs in Magnetic Navigation, which will lead to faster, more efficient, and dynamic magnetic catheter control.

“We remain focused on developing solutions that meet the most critical needs of our customers, while supporting any preferred clinical treatment technique.  Epoch is designed to significantly reduce procedure time for all types of robotic-assisted EP procedures, especially for complex ablation procedures.  We believe the Epoch platform will enable a much more efficient and enhanced EP workflow while maintaining our excellent profile in safety, radiation reduction and clinical outcomes,” stated Mr. Kaminski.

First Quarter 2011 Financial Performance

Gross margin for the first quarter ended March 31, 2011 was $7.2 million, or 70.6% of net sales.  Gross margin for the year ago quarter was $7.7 million, or 72.5% of net sales.  Operating expenses for first quarter 2011 totaled $16.0 million.  Cash burn for the first quarter of 2011 was $11.0 million.

The operating loss for the first quarter 2011 was $(8.8) million, compared to an operating loss of $(6.3) million for the first quarter 2010.  The net loss for the first quarter 2011 was $(9.5) million, or $(0.17) per share, compared to a net loss of $(8.4) million, or $(0.17) per share, reported for the first quarter 2010.  The weighted average shares for the first quarter of 2011 totaled 54.7 million compared with 49.6 million in the first quarter of 2010.  The increase was due in large part to the issuance of 4.6 million shares as part of the stock offering completed in November 2010.

At March 31, 2011, Stereotaxis had cash and cash equivalents of $30.4 million, compared to $35.2 million on December 31, 2010.  Total debt was $33.5 million, including $17.1 million drawn against the Company’s $30 million line of credit.

 2011 Financial Outlook

The Company updated its outlook for 2011 operating expense, and reiterated its outlook for 2011 as follows:

  New capital order growth expected to be in the mid-30% range
  Total revenue growth expected to be in the range of 20% to 30%
  Gross margins expected to be in the high-60% range
  Operating expenses expected to be in the range of $64 million to $65 million

Conference Call Information

Stereotaxis will hold a conference call today, May 2, 2011 at 4:30 p.m. Eastern Time, to discuss first quarter results and operational highlights.  The dial-in number for the conference call is 1-877-941-2927 for domestic participants and 1-480-629-9724 for international participants.  An audio replay of the call will be available for seven days following the call, and can be accessed by dialing 1-800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4434733#.  The call will also be available on the Internet live and for 90 days thereafter at www.stereotaxis.com.

About Stereotaxis             www.stereotaxis.com         www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to,   continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	March 31 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 30,394,919	$ 35,248,819
Accounts receivable, net of allowance of $377,147 and $367,536 in 2011 and 2010, respectively	13,216,666	13,915,569
Current portion of long-term receivables	30,800	30,800
Inventories	6,042,337	5,441,475
Prepaid expenses and other current assets	4,390,171	4,557,718
Total current assets	54,074,893	59,194,381
Property and equipment, net	3,814,995	3,840,622
Intangible assets	2,504,028	2,578,986
Long-term receivables	111,270	109,266
Other assets	43,789	38,537
Total assets	$ 60,548,975	$ 65,761,792

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 26,499,626	$ 20,894,091
Accounts payable	7,365,096	8,796,182
Accrued liabilities	7,659,186	6,966,571
Deferred contract revenue	6,253,875	6,600,313
Warrants	3,521,452	3,541,798
Total current liabilities	51,299,235	46,798,955

Long-term debt, less current maturities	7,000,000	8,000,000
Long-term deferred contract revenue	408,881	478,850
Other liabilities	5,972	8,741

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2011 and 2010; none outstanding at 2011 and 2010	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2011 and 2010; 55,326,172 and 54,746,240 issued at 2011 and 2010, respectively	55,326	54,746
Additional paid-in capital	354,911,764	354,002,770
Treasury stock, 40,151 shares at 2010 and 2009	(205,999)	(205,999)
Accumulated deficit	(352,926,204)	(343,376,271)
Total stockholders' equity	1,834,887	10,475,246
Total liabilities and stockholders' equity	$ 60,548,975	$ 65,761,792

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue
System	$ 4,288,176	$ 5,233,755
Disposables, service and accessories	5,936,528	5,382,854
Total revenue	10,224,704	10,616,609

Cost of revenue
System	2,184,478	2,076,717
Disposables, service and accessories	820,501	843,953
Total cost of revenue	3,004,979	2,920,670

Gross margin	7,219,725	7,695,939

Operating expenses:
Research and development	3,394,259	3,369,538
Sales and marketing	8,338,336	6,695,117
General and administration	4,250,269	3,890,336
Total operating expenses	15,982,864	13,954,991
Operating loss	(8,763,139)	(6,259,052)
Other income/(expense)	20,346	(1,537,169)
Interest income	3,187	2,782
Interest expense	(810,327)	(633,118)
Net loss	$ (9,549,933)	$ (8,426,557)

Net loss per common share:
Basic and diluted	$ (0.17)	$ (0.17)

Weighted average shares used in computing net loss per common share:
Basic and diluted	54,719,677	49,621,318